Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Comparison of Other Service Providers”, “Financial Statements and Experts” and “Representations and Warranties” in the Proxy Statement and Prospectus of The Universal Institutional Funds, Inc. included in this Registration Statement on Form N-14 and to the incorporation by reference of our report, dated February 17, 2012, on the financial statements and financial highlights of Global Tactical Asset Allocation Portfolio (one of the portfolios comprising The Universal Institutional Funds, Inc.) as of December 31, 2011 included in this Registration Statement on Form N-14 of The Universal Institutional Funds, Inc.

Boston, Massachusetts

January 15, 2013